Exhibit 5.1

[Letterhead of Pepper Hamilton LLP]

November 2, 2011

NBCUniversal Media, LLC

30 Rockefeller Plaza

New York, New York 10112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by NBCUniversal Media, LLC, a Delaware limited liability company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $100 million of obligations (the “Deferred Compensation Obligations”) which may be incurred by the Company pursuant to the NBCUniversal 2011 Deferred Compensation Plan (the “Plan”).

You have requested that we render the opinions set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act.

We have examined (i) the Registration Statement, including the exhibits thereto, (ii) the Plan, (iii) the Company’s Certificate of Formation and Limited Liability Agreement, as in effect on the date hereof, (iv) certain resolutions of the Board of Directors of NBCUniversal, LLC, and (v) such other documents, records, and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion is limited to the Limited Liability Company Act of the State of Delaware, as amended, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware, and the federal securities laws of the United States of America as in effect on the date hereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Deferred Compensation Obligations incurred by the Company in accordance with the Plan will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP